Phoenix Technologies Announces Strategic Buyer for FailSafe® and Phoenix Freeze™

Milpitas, CA, April 08, 2010 – Phoenix Technologies (Nasdaq: PTEC) a global leader in core systems software, today announced Absolute® Software Corporation (TSX: ABT), the leading provider of computer theft recovery, data protection and secure IT asset management solutions, has acquired FailSafe, an advanced theft-loss protection and prevention solution for mobile PCs, and Phoenix Freeze, a computer locking solution that locks a computer when the user walks away and unlocks the computer when the user returns.

With the successful closing of the transaction for approximately US$6.9 million in cash, Phoenix is well into implementation of its recently announced strategic decision to focus on the core systems software (BIOS) market in which the company has a long established leadership position.

“We are making excellent progress on realigning the company’s focus on our core BIOS business,” said Tom Lacey, Phoenix Technologies’ President and CEO. “We are very pleased that Absolute has acquired the assets of FailSafe and Freeze given Absolute’s leadership position in the PC anti-theft and recovery solutions market.”

“We are pleased to purchase the assets of FailSafe and Freeze and wish Phoenix the very best with their focus on their proven core BIOS business,” said John Livingston, President and CEO of Absolute Software.

About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (NASDAQ: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano and Embedded BIOS, — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 210 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.

Phoenix, Phoenix Technologies, Phoenix SecureCore, SecureCore Tiano, Embedded BIOS, HyperSpace, eSupport.com, FailSafe, Phoenix Freeze and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.

PR Contact:

Shauli Chaudhuri
Tel. : +1 408 887 3548
E-mail : Public—Relations@phoenix.com

Source : Phoenix Technologies Ltd.